Filed pursuant to Rule 433
Registration Statement No. 333-140456
Dated April 15, 2008

Buffered Underlying Securities (BUyS)

Linked to a Basket of Indices

2 year Maturity ■ 100% Participation Rate ■ 10% Downside Protection ■ 30.0% to 34.0% Cap

Preliminary Terms & Conditions — April 15, 2008	Offering Period: April 15, 2008 — April 29, 2008

Summary Terms

Issuer:	Eksportfinans ASA (Moody’s Aaa (negative outlook), S&P AA+, Fitch AAA)

Offering:	Buffered Underlying Securities (BUyS) Linked to a Basket of Indices due May 5, 2010 (the “Securities”)

Denominations:	$1,000 per Security (minimum investment $1,000)

Underlying Basket:	Underlying Index	Weight	Bloomberg Ticker	Initial Index Level

	S&P 500 Index	50%	SPX <Index>	●
	MSCI EAFE Index	25%	MXEA <Index>	●
	Russell 2000 Index	25%	RUT <Index>	●

Initial Basket Level:	100

Final Basket Level:	100 × [1 + (S&P 500 Return × 50%) + (MSCI EAFE Return × 25%) + (Russell 2000 Return × 25%)]

Basket Return:	(Final Basket Level — Initial Basket Level) / Initial Basket Level, subject to the Cap

Cap:	[30.0% to 34.0%], to be determined on the Trade Date

Buffer:	10%

Payment at Maturity:	The Securityholder will receive at maturity for each Security:

• If the Basket Return is positive:

$1,000 + $1,000 × Basket Return (subject to the Cap)

• If the Final Basket Level declines from the Initial Basket Level, and such decline is equal to or less than the Buffer:

$1,000

• If the Final Basket Level declines from the Initial Basket Level, and such decline is greater than the Buffer:

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-331-4409.

$1,000 + [$1,000 × (Basket Return + Buffer)]

Listing	Unlisted — Indicative secondary pricing may be obtained on Bloomberg Page: DBUS <GO> or on the X-markets website at http://www.usxmarkets.db.com

Business Days:	London and New York (following business day convention)

Form of Security:	Global, Book-Entry. The Securities will be represented by a single registered global security deposited with The Depository Trust Company

Agent:	Deutsche Bank Securities Inc. The Agent may make sales through its affiliates or selling agents.

Calculation Agent:	Deutsche Bank AG, London Branch

Discounts and Commissions:	The Securities are being purchased by Deutsche Bank Securities Inc. (the “Agent”) as principal, pursuant to a terms agreement dated as of ● , between the Agent and the Issuer. The Agent has agreed to pay the Issuer’s out-of-pocket expenses of the issue of the Securities.

From time to time, the Agent and its affiliates have engaged, and in the future may engage, in transactions with and the performance of services for the Issuer for which they have been, and may be, paid customary fees. In particular, the Issuer will enter into hedging arrangements with Deutsche Bank AG, London Branch in order to hedge the Issuer’s obligations under the Securities.

The Agent may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 security face amount. See “Underwriting” in the accompanying pricing supplement.

Security Codes:	CUSIP: 28264QG99 ISIN: US28264QG995

Relevant Dates

Marketing Begins:	April 14, 2008*

Book Closes:	April 29, 2008*

Trade Date:	April 30, 2008*

Initial Settlement Date:	May 5, 2008*

Final Valuation Date:	April 30, 2010*

Maturity / Final Settlement Date:	May 5, 2010*

*	Expected dates — subject to change.

BUyS Product Snapshot

Indicative Terms

Structure:

• Underlying Basket:	50% S&P 500 Index, 25% MSCI EAFE Index and 25% Russell 2000 Index

• Maturity:	May 5, 2013 (2 Years)

• Participation Rate:	100%

• Buffer:	10%

• Cap:	[30 — 34]%

• Downside Risk:	One-for-one downside participation with 10% Buffer

Positioning:

•	Equity alternative that facilitates a moderately bullish view on the Underlying.

•	100% upside participation subject to cap level of [30 — 34]% in the performance of the Underlying Basket at maturity.

•	BUyS will outperform the Underlying at maturity if the Final Basket Level is below the Initial Basket Level.

Upside Scenario:

•	If the Final Basket Level is above the Initial Basket Level at maturity, investors will receive 100% of the performance of the Underlying Basket up to the Index Return Cap of [30 — 34]%, for a maximum return on the Securities of [30 — 34]% (to be determined on the Trade Date).

•	Investment in BUyS is not callable or averaged.

Downside Scenario:

•	Investment in the Securities is protected at maturity by the Buffer.

•	If the Underlying Basket declines below the Initial Basket Level by more than the Buffer, an investment in the Securities will decline by 1% for every 1% decline in the Underlying below the Buffer of 10%.

•	Maximum loss is 90% of the initial investment, subject to the credit of the Issuer.

Risk Considerations:

•	Because the Securities are not 100% principal protected, and the return on the Securities is linked to the performance of the Underlying, investors may lose up to 90% of their initial investment.

•	Return on the Securities is linked to the value of the Underlying Basket (without taking into consideration the value of dividends paid on the component stocks underlying the Underlying Indices).

•	An investment in the Securities is subject to the credit of the Issuer.

Investing in the Securities involves a number of risks. See “Selected Risk Factors” on the last page of this product snapshot and “Risk Factors” in the accompanying pricing supplement.

Hypothetical Scenario Analysis at Maturity:

•	Hypothetical scenario analysis contained herein does not reflect the reinvestment of dividends and does not reflect advisory fees, brokerage or other commissions, or any other expenses an investor may incur in connection with the Securities.

•	No representation is made that any trading strategy or account will, or is likely to, achieve results similar to those shown. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis below.

		Payment at Maturity
		in U.S. dollars and as a% of
Final Basket Level		Face Amount
on the Final Valuation Date	Basket Return	Payment ($)	Return on Security (%)

200.00	100.00%	1,320.00	32.00%
190.00	90.00%	1,320.00	32.00%
180.00	80.00%	1,320.00	32.00%
170.00	70.00%	1,320.00	32.00%
160.00	60.00%	1,320.00	32.00%
150.00	50.00%	1,320.00	32.00%
140.00	40.00%	1,320.00	32.00%
130.00	30.00%	1,300.00	30.00%
120.00	20.00%	1,200.00	20.00%
110.00	10.00%	1,100.00	10.00%
100.00	0.00%	1,000.00	0.00%
90.00	-10.00%	1,000.00	0.00%
80.00	-20.00%	900.00	-10.00%
70.00	-30.00%	800.00	-20.00%
60.00	-40.00%	700.00	-30.00%
50.00	-50.00%	600.00	-40.00%
40.00	-60.00%	500.00	-50.00%
30.00	-70.00%	400.00	-60.00%
20.00	-80.00%	300.00	-70.00%
10.00	-90.00%	200.00	-80.00%
0.00	-100.00%	100.00	-90.00%

The following graph sets forth the return at maturity for a range of hypothetical Final Basket Levels.

Selected Risk Factors

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The Securities do not guarantee any return of principal in excess of $100 per $1,000 security face amount. The return on the Securities at maturity is linked to the performance of the Underlying Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative.

•	CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the Securities prior to maturity. You should be willing and able to hold your Securities to maturity.

•	NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — You will not receive coupon payments on the Securities or have voting rights or rights to receive cash dividends or other distributions.

•	CURRENCY EXCHANGE RISK — Because the closing prices of the component securities are converted into U.S. dollars for purposes of calculating the value of the Underlying Indices, investors in the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade.

•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your Securities will not be adjusted for fluctuations in exchange rates related to the U.S. dollar that might affect the Underlying Indices.

•	LACK OF LIQUIDITY — There may be little or no secondary market for the Securities. The Securities will not be listed on any securities exchange.

•	OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE UNDERLYING INDICES OR THE MARKET VALUE OF THE SECURITIES — The Agent and its affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, which could affect the level of the Underlying Indices or the value of the Securities.

•	POTENTIAL CONFLICTS — Because the Agent and its affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities, the economic interests of the calculation agent and other affiliates of the Agent are potentially adverse to your interests as an investor in the Securities.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Underlying Indices on any day, the value of the Securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

•	THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the Securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the pricing supplement related to this offering.

NOT FDIC/NCUA INSURED / MAY LOSE VALUE / NO BANK GUARANTEE
NOT A DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY